Exhibit 99.1

Universal Insurance Holdings, Inc. Reports Record Fourth Quarter and

Full-Year 2015 Financial Results

Achieved Highest Fourth Quarter and Full-Year Net Income and EPS in Company History

Fort Lauderdale, FL, February 24, 2016 – Universal Insurance Holdings, Inc. (NYSE: UVE) today reported record fourth quarter net income in 2015 of $29.2 million, an increase of 39.0%, or $8.2 million, over the same period in 2014. Diluted earnings per share (EPS) were $0.82 for the fourth quarter of 2015, an increase of 39.0%, or $0.23 per share, over the same quarter in 2014. This compares to net income of $21.0 million, or $0.59 per diluted share, for the same period in 2014.

For the full year 2015, the Company reported record net income of $106.5 million, an increase of $33.5 million, or 45.9% compared to net income of $73.0 million for 2014. For earnings per share on a diluted basis, the Company reported $2.97 per share in 2015, as compared to $2.08 per share for 2014.

“I am very pleased with our outstanding fourth quarter results, concluding a year in which we delivered the highest earned premiums, total revenues, net income and diluted EPS in Company history,” said Sean P. Downes, Universal’s Chairman, President and Chief Executive Officer. “Our track record of delivering consistent, organically generated growth is a testament to the strength of our strategy and business model. We continued to maintain focus on writing high quality, rate-adequate business, investing in our vertically integrated business model, improving our claims handling and customer service and building strong relationships with our independent agency force. We also continued to gain traction throughout 2015 on our geographic expansion efforts, concluding the year with a presence in 16 states. As a result of our efforts, our total insured value in states outside of Florida reached 16% as of the end of 2015, and policy count outside of Florida increased by 49%.

“Our record performance reflects the diligence and hard work of our employees and independent agents who form the cornerstone of our continued success. Looking ahead, we are better positioned now than at any other time in our history from an operational and financial standpoint, and we will continue to leverage our financial strength to return capital to our shareholders through dividends and share buybacks. As we enter 2016, our entire team is aligned on our goal of driving profitable growth and increasing shareholder value.”

Fourth-Quarter 2015 & Recent Highlights

•	Net earned premiums grew by $55.2 million, or 57.8%, to $150.6 million.

•	Total revenues increased by $57.6 million, or 55.1%, to $162.1 million.

•	Net income increased by $8.2 million, or 39.0%, to $29.2 million.

•	Diluted EPS grew by $0.23, or 39.0%, to $0.82 per share.

•	Paid dividends of $0.27 per share.

•	Received Certificate of Authority from New Hampshire.

Fourth-Quarter 2015 Results

Net income for the fourth quarter of 2015 of $29.2 million reflects an improvement across multiple measures including an increase in direct premiums written, net premiums written, net earned premiums, net investment income, realized gains, commissions, policy fees, and income before taxes. The increase in net earned premiums reflects both growth in policies in force and lower reinsurance costs, including the elimination of quota share reinsurance effective June 2015.

Stockholders’ equity reached an all-time high of $293.1 million as of December 31, 2015 compared to $218.9 million pro-forma stockholders’ equity as of December 31, 2014.

Full-Year 2015 Results

For the full year of 2015, the Company’s net income increased by $33.5 million or 45.9%, compared to 2014. Earned premiums, total revenues, net income and diluted EPS were higher than any other year in the Company’s history.

Diluted earnings per share for the full year of 2015 was $2.97, an increase of $0.89, or 42.8%, compared to 2014.

Share Repurchases

On November 18, 2015, the Company announced the completion of a $10 million share repurchase program with 363,100 shares repurchased at an average cost of $27.58 per share on the open market pursuant to the Board authorized share repurchase program announced on September 2, 2015.

On November 19, 2015, the Company announced that its Board of Directors authorized an additional share repurchase program under which the Company may repurchase up to $10 million of its outstanding shares of common stock through December 31, 2016. The Company has repurchased 185,000 shares of its common stock at an average cost of $19.24 per share, with $6.4 million remaining to be deployed.

Cash Dividends

On November 5, 2015, the Company announced that its Board of Directors declared a cash dividend of $0.27 per share of common stock which was paid on December 10, 2015 to shareholders of record on December 1, 2015. The $0.27 per share dividend includes the expected $0.12 per share fourth quarter dividend, in line with the dividends for the first three quarters of 2015, and an additional special dividend of $0.15 per share.

On January 14, 2016, the Company announced that its Board of Directors had declared an increased cash dividend of $0.14 per share of common stock up $0.02 from the $0.12 per share paid the past four quarters. Payment will be made on March 2, 2016 to shareholders of record on February 18, 2016. The Company also announced that it expects to declare and pay a proposed regular quarterly dividend during fiscal year 2016 of $0.14 per share of the Company’s common stock.

Financial Results Presentation

The Company will make available an audio recording of a presentation discussing its fourth quarter 2015 financial results at approximately 5:00 pm Eastern on February 24, 2016. The presentation will be pre-recorded, and there will be no opportunity for live questions. The audio recording of this presentation will be available at www.universalinsuranceholdings.com until March 24, 2016.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly-owned subsidiary of the Company, is one of the leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts, Maryland, Delaware, Indiana, Pennsylvania and Minnesota. American Platinum Property and Casualty Insurance Company, also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described, and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including Form 10-K for the year ended December 31, 2015.

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands, except per share data)

ASSETS	December 31, 2015	December 31, 2014
Cash and cash equivalents	$197,014	$115,397
Restricted cash and cash equivalents	2,635	2,635
Fixed maturities, at fair value	416,083	353,949
Equity securities, at fair value	42,214	19,642
Short-term investments, at fair value	25,021	49,990
Investment real estate, net	6,117	—
Prepaid reinsurance premiums	114,673	190,505
Reinsurance recoverable	22,853	55,187
Reinsurance receivable, net	353	7,468
Premiums receivable, net	50,980	50,987
Other receivables	4,626	2,763
Property and equipment, net	27,065	17,254
Deferred policy acquisition costs, net	60,019	25,660
Income taxes recoverable	5,420	5,675
Deferred income tax asset, net	13,912	11,850
Other assets	4,563	2,812

Total assets	$993,548	$911,774

LIABILITIES, CONTINGENTLY REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Unpaid losses and loss adjustment expenses	$98,840	$134,353
Unearned premiums	442,366	395,748
Advance premium	24,813	17,919
Accounts payable	378	4,121
Book overdraft	—	5,924
Reinsurance payable, net	73,585	66,066
Income taxes payable	—	1,799
Other liabilities and accrued expenses	36,424	36,318
Long-term debt	24,050	30,610

Total liabilities	700,456	692,858

Contingently redeemable common stock	—	19,000
Issued shares – 0 and 1,000
Outstanding shares – 0 and 1,000
STOCKHOLDERS’ EQUITY:
Cumulative convertible preferred stock, $.01 par value	—	—
Authorized shares – 1,000
Issued shares – 10 and 12
Outstanding shares – 10 and 12
Minimum liquidation preference – $9.99 and $8.49 per share
Common stock, $.01 par value	455	448
Authorized shares – 55,000
Issued shares – 45,525 and 43,769
Outstanding shares – 35,110 and 34,102
Treasury shares, at cost – 10,415 and 9,667	(80,802)	(62,153)
Additional paid-in capital	70,789	40,987
Accumulated other comprehensive income (loss), net of taxes	(4,006)	(1,835)
Retained earnings	306,656	222,469

Total stockholders’ equity	293,092	199,916

Total liabilities, contingently redeemable common stock and stockholders’ equity	$993,548	$911,774

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,
	2015	2014
PREMIUMS EARNED AND OTHER REVENUES
Direct premiums written	$199,261	$182,216
Ceded premiums written	(71,381)	(98,106)

Net premiums written	127,880	84,110
Change in net unearned premium	22,718	11,310

Premiums earned, net	150,598	95,420
Net investment income (expense)	1,779	801
Net realized gains (losses) on investments	768	274
Commission revenue	4,113	3,323
Policy fees	3,436	3,155
Other revenue	1,406	1,509

Total premiums earned and other revenues	162,100	104,482

OPERATING COSTS AND EXPENSES
Losses and loss adjustment expenses	60,591	34,590
General and administrative expenses	53,629	32,966

Total operating costs and expenses	114,220	67,556

INCOME BEFORE INCOME TAXES	47,880	36,926
Income tax expense	18,728	15,954

NET INCOME	$29,152	$20,972

Basic earnings per common share	$0.84	$0.63

Weighted average common shares outstanding—Basic	34,567	33,457

Fully diluted earnings per common share	$0.82	$0.59

Weighted average common shares outstanding—Diluted	35,747	35,271

Cash dividend declared per common share	$0.27	$0.25

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except per share data)

	Year Ended December 31,
	2015	2014
PREMIUMS EARNED AND OTHER REVENUES
Direct premiums written	$883,409	$789,577
Ceded premiums written	(256,961)	(399,730)

Net premiums written	626,448	389,847
Change in net unearned premium	(122,449)	(62,970)

Premiums earned, net	503,999	326,877
Net investment income (expense)	5,155	2,375
Net realized gains (losses) on investments	1,060	5,627
Commission revenue	14,870	14,205
Policy fees	15,440	13,982
Other revenue	6,020	6,210

Total premiums earned and other revenues	546,544	369,276

OPERATING COSTS AND EXPENSES
Losses and loss adjustment expenses	187,739	123,275
General and administrative expenses	183,782	118,397

Total operating costs and expenses	371,521	241,672

INCOME BEFORE INCOME TAXES	175,023	127,604
Income tax expense	68,539	54,616

NET INCOME	$106,484	$72,988

Basic earnings per common share	$3.06	$2.17

Weighted average common shares outstanding—Basic	34,799	33,569

Fully diluted earnings per common share	$2.97	$2.08

Weighted average common shares outstanding—Diluted	35,884	35,150

Cash dividend declared per common share	$0.63	$0.55

Investor Contact:

Andy Brimmer / Mahmoud Siddig

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449